EXHIBIT 21.1

Subsidiaries

Name	State of Incorporation

Neuragen Corp.	Delaware
Synergy CHC Inc.	Alberta, Ontario

Breakthrough Products Inc.	Delaware
Sneaky Vaunt Corp.	Delaware
NomadChoice Pty Ltd.	Tasmania, Australia